EXHIBIT 15

Board of Directors and Stockholders
Frozen Food Gift Group, Inc.

We are aware of the incorporation in the Registration Statement (Form S-1) of Frozen Food Gift Group, Inc. for the registration of shares of its common stock pertaining to the Frozen Food Gift Group, Inc, relating to our review of unaudited interim financial statements of Frozen Food Gift Group, Inc., dated June 23, 2011.

/s/David A. Aronson, CPA, P.A.
David A. Aronson, CPA, P.A.

North Miami Beach, FL
July 22, 2011